Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Eros STX Global Corporation for the registration of A ordinary shares and to the incorporation by reference therein of our report dated October 30, 2020, with respect to the consolidated financial statements of STX Filmworks, Inc. included in the Transition Report on Form 20-F of Eros STX Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 16, 2020